UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuit to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

REVELATION BIOSCIENCES, INC.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Revelation Biosciences, Inc. announces adjournment of Special Meeting of Stockholders

Revelation Biosciences, Inc. announced that the Special Meeting of Stockholders is being adjourned to January 30, 2023 to provide stockholders with additional time to vote on the proposals to approve an amendment to the amended and restated Company’s Certificate of Incorporation to authorize additional shares of common stock, to effect a reverse stock split, and to ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accountants. You may refer to the proxy statement previously filed with the SEC for any additional information

Your vote is very important. The Board of Directors recommends you vote in support of the proposals.

The Board believes that the availability of additional authorized shares of common stock is required for several reasons including, but not limited to, the additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, future financings, investment opportunities, acquisitions, or other distributions and stock splits (including splits effected through the declaration of stock dividends).

The Board believes that effecting the Reverse Stock Split would increase the price of our common stock which would, among other things, help us to:

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Meet certain listing requirements of the Nasdaq Capital Market;
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Appeal to a broader range of investors to generate greater interest in the Company; and
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Improve perception of our common stock as an investment security.

Since these proposals require an affirmative vote of a majority of the outstanding shares for passage, by not responding with your vote you are essentially opposing these proposals.

Therefore, we urge our stockholders who have not yet executed their vote to please do so.

Please vote your shares of stock now so that your vote can be counted without delay. Voting is easy. You may use one of the options below to ensure that your vote is promptly recorded in time for the Special Meeting:

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VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your vote.

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VOTE VIA THE INTERNET: You may cast your vote by logging onto the website identified on the enclosed proxy card and following the instructions on the screen.

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VOTE BY MAIL: You may cast your vote by mail by completing, signing, dating, and mailing the enclosed proxy card in the prepaid postage return envelope provided.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitation agent Advantage Proxy toll-free at 877-870-8565.

Sincerely,

/s/ James Rolke

James Rolke

Director and Chief Executive Officer

IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.